Revett Minerals Announces New President & CEO

Spokane Valley, Washington (September 10, 2008) – Revett Minerals Inc. (RVM-TSX) (“Revett” or “the Company”) announces that Mr. John Shanahan, the current Chairman of Revett, will assume the roles of President & CEO on an interim basis replacing Mr. William Orchow who retired today as President & CEO of the Company. Mr. Shanahan stated, “We thank Bill for his invaluable contribution over the past 5 years and understand Bill’s decision to retire to pursue personal interests. We wish him the best of luck in the future.” Mr. Orchow will remain a director of the Company.

Mr. Shanahan has been the Chairman of Revett since December 2004. He is currently an independent commodities risk management consultant based in New York. He was formerly a director of EuroZinc Mining Corporation, a position he held between May 2004 and October 2006 and has held various senior management positions in the mining and natural resource industry. Mr. Shanahan holds a bachelor of commerce degree from the University of Melbourne, Australia, a graduate diploma in Systems Analysis and Design from the Royal Melbourne Institute of Technology, and an MBA degree from the Columbia School of Business.

John Shanahan
President & CEO

For more information, please contact:
Scott Brunsdon, CFO or Doug Ward, VP Corporate Development at (509) 921-2294 or visit our website at www.revettminerals.com.

11115 East Montgomery, Suite G, Spokane Valley, WA 99206 509-921-2294 fax 509-891-8901